Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise For-Sale Housing eFund – Los Angeles CA, LLC of our report dated April 27, 2018, relating to our audits of the consolidated financial statements of Fundrise For-Sale Housing eFund – Los Angeles CA, LLC as of and for the years ending December 31, 2017 and 2016.

/s/ RSM US LLP

McLean, Virginia

April 27, 2018